Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Woodside Homes, Inc.:

We consent to the use of our report dated March 17, 2014, with respect to the balance sheet of Woodside Homes, Inc. as of March 6, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Salt Lake City, Utah
August 20, 2014